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                                  Exhibit 23.2

                         Consents of Experts and Counsel

                       Consent of Independent Accountants


     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 8, 1996, which appears on page 28 of the 1995 Annual Report to Stockholders of UroMed Corporation, which is incorporated by reference in UroMed Corporation's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 32 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Price Waterhouse LLP

Price Waterhouse LLP

Boston, Massachusetts
January 10, 1997